SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 10, 2000
                                                 (October 27, 2000)

                              800America.com, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as specified in its charter)


           Nevada                       333-51683               87-0567884
           ------                       ---------               ----------
(State or other jurisdiction)   (Commission file number)   (IRS Employer ID No.)


1929 21st Avenue, Nashville, Tennessee                             37212
--------------------------------------                             -----
(address of principal executive offices)                         (zip code)


(800) 999-5048
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(Registrant's telephone number,
including area code)




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Item 2.  Acquisition or Disposition of Assets

     On October 27, 2000 800America.com, Inc. ("Registrant") acquired Inshop.com, Inc. ("Inshop") pursuant to a Stock Acquisition Agreement between Registrant, Inshop and certain shareholders of Inshop (the " Agreement") and issued in the aggregate 1,800,000 shares of its restricted common stock to the shareholders of Inshop. Pursuant to the terms of the Agreement, Registrant intends to operate Inshop as a subsidiary. Inc. Following completion of the terms of the Agreement, the shareholders of Inshop will own approximately 12.6 % of the outstanding common stock of Registrant.

     Closing of the transaction was subject to shareholder approval of the Inshop Shareholders. No shareholder approval by Registrant's shareholders was required. No registration statement will be filed covering the issuance of shares to the shareholders of Inshop because Registrant believes such issuance is exempt from the registration requirements of the Securities Act of 1933 by virtue of Rule 506 of Regulation D promulgated under Act.

     Registrant determined that the acquisition of Inshop would significantly increase Registrant's revenue and income potential by utilizing Inshop's web site and related assets.

     There is no relationship between Registrant or its affiliates, officers or directors and Inshop or its affiliates, officers and directors.

     The exchange ratio provided for in the Stock Acquisition Agreement was arrived at by arms length negotiation based upon the revenues, income and potential for growth of Inshop as of the time the transaction was negotiated.

     The Registrant is still evaluating the business of Inshop and may make changes in the manner in which Inshop conducts its business.

Item 7.  Financial Statements and Exhibits.
         ----------------------------------

          (a)  Financial Statements

               Audited financial statements of Inshop.com, Inc. will be filed by amendment not later than sixty days from the date of this report.

          (b)  Pro forma Financial Statements

               Pro forma financial information of Registrant and Inshop will be filed by amendment not later than sixty days from the date of this report.

          (c)  Exhibits

               2.0 Stock Acquisition Agreement

                                       2

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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned duly authorized officer.

                               800America.com, Inc
                                  (Registrant)


Dated: November 11, 2000                By: /s/  Elie Rabi
                                            ------------------------------------
                                                 Elie Rabi,  President